UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): January 22, 2008

OSIRIS CORPORATION
(Exact name of registrant as specified in charter)

Delaware	333-44586	58-3565680
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1475 32nd Avenue, Lachine, Quebec, Canada	H8T 3J1
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (514) 635-7000

Registrant’s former name: Thomas Equipment, Inc.

Copies to:
Gregory Sichenzia, Esq.
Thomas A. Rose, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On January 23, 2008, Osiris Corporation (formerly Thomas Equipment, Inc.) (the “Company”), appointed Gregory J. Duman, age 52, as Chief Financial Officer. Mr. Duman has been a member of the Company’s Board of Directors since October 3, 2007. Since August 2003, Mr. Duman has been President of Prism Technologies LLC, a patent licensing company. From February 2001 to January 2003, Mr. Duman was Chief Financial Officer and EVP of Transgenomic, Inc., a publicly traded company in the bio-tech industry. Mr. Duman is currently on the Board of Directors of Transgenomic. From 1983 to 2000, Mr. Duman served in a variety of capacities with Applied Communications/ Transaction Systems Architects, Inc. (“TSA”), a publicly traded software company. Mr. Duman’s positions with TSA included Controller, Chief Financial Officer, and Executive Vice President. Mr. Duman was also a member of TSA’s Board of Directors and served as Chairman of the Board in 2001. Mr. Duman holds a Bachelor of Science degree in Business Administration from the University of Nebraska.

On January 23, 2008, the Company and Mr. Duman entered into an employment agreement pursuant to which Mr. Duman will serve as Chief Financial Officer of the Company. Mr. Duman will receive an annual base salary (subject to increase) of $240,000. Mr. Duman will receive quarterly bonuses based on performance criteria set by the Compensation Committee of the Board with a target maximum annualized bonus equal to 70% of his base salary. Mr. Duman shall also receive a retention bonus of $240,000 in the event he remains employed by the Company for a period 18 months, he terminates the agreement for good cause or the Company terminates the Agreement without cause, each as defined in the Agreement. Mr. Duman also received a warrant to purchase sufficient shares of the common stock of the Company to equal four percent (4%) of the outstanding common stock as of the date of grant, measured on a “fully diluted basis", exercisable for a period of ten years at a price of $.07 per share (the “Incentive Warrant”). The Incentive Warrant is not exercisable until such time as the Company has sufficient authorized, but unissued and unreserved shares of common stock available

In the event the Agreement is terminated by the Company without cause or by Mr. Duman for good reason (each as defined in the Agreement), Mr. Duman shall be entitled to a lump sum payment equal to his annual salary, in addition to all monies owed through the date of termination. He shall also be entitled to the vesting of all equity awards and the right to continued participation in the Company’s health insurance plan for a period of twelve months.

Upon a change in control of the Company or a disposition of all or substantially all of the Company’s assets, Mr. Duman is entitled to receive a bonus equal to two (2%) percent of the net value of proceeds received by the Company’s shareholders, provided that if the in the money value of the Incentive Warrant is greater than the change of control bonus, Mr. Duman shall only be entitled to retain the Incentive Warrant. If the change of control bonus is greater, he agrees to forfeit the Incentive Warrant. Mr. Duman shall also be entitled to receive a gross up payment for any excise tax due as a result of the change of control bonus.

The Company also entered into an agreement to indemnify Mr. Duman under certain circumstances.

ITEM 5.03 Amendments to Articles of Incorporation or Bylaws; Changes on Fiscal Year

On January 22, 2008, the Company, then named Thomas Equipment, Inc., effected a merger with its wholly-owned subsidiary, Osiris Corporation (the “Subsidiary”). Pursuant to the provisions of the certificate of ownership which effectuated the merger, the Company’s name was then changed to Osiris Corporation. The Subsidiary was formed immediately prior to the merger for the sole purpose of changing the Company’s name. The Subsidiary had no assets or liabilities at the time of its formation or at the time of the merger.

ITEM 8.01 Other Events

Effective with the open of the trading market on January 29, 2009, the new symbol for Osiris Corporation is OSRS.PK. The new CUSIP number is 68827T 104.

Item 9.01 Financial Statements and Exhibits

3.1	Certificate of Ownership of Thomas Equipment, Inc. and Osiris Corporation, Dated as of January 14, 2008.

10.1	Employment Agreement between Gregory J. Duman and Osiris Corporation, dated as of January 23, 2008

10.2	Indemnification Agreement between Gregory J. Duman and Osiris Corporation, dated as of January 23, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THOMAS EQUIPMENT, INC.

Date: January 29, 2008	/s/ PETTER M. ETHOLM
Petter M. Etholm,
President and Chief Executive Officer